EXHIBIT 23

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 6/29/26 to 7/20/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
6/26/2026	Sell	75,754	15.37
6/29/2026	Sell	112,371	15.54
6/30/2026	Sell	130,170	15.73
7/1/2026	Sell	93,821	15.76
7/2/2026	Sell	5,463	15.83
7/6/2026	Sell	47,062	15.93
7/7/2026	Sell	1,397	15.78
7/8/2026	Sell	39,219	15.58
7/9/2026	Sell	85,918	15.71
7/10/2026	Sell	46,484	15.82
7/13/2026	Sell	56,926	15.88
7/14/2026	Sell	104,482	15.91
7/15/2026	Sell	64,727	15.64
7/16/2026	Sell	32,854	15.62
7/17/2026	Sell	83,087	15.35
7/20/2026	Sell	85,688	15.39